Exhibit 10.4

AMENDMENT TO COMMON STOCK PURCHASE WARRANT

THIS AMENDMENT TO COMMON STOCK PURCHASE WARRANT (this “Amendment”), dated as of January 31, 2014, by and between Oxygen Biotherapeutics, Inc., a Delaware corporation (the “Company”) and JP SPC 3 obo OXBT FUND, SP (the “Holder”) amends that certain Common Stock Purchase Warrant issued by the Company to the Holder with respect to 2,358,975 shares of the Company’s Common Stock and with an Initial Exercise Date of August 22, 2013 (the “Warrant”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Warrant.

RECITALS

WHEREAS, Section 5(l) of the Warrant provides that the Warrant may be amended by the written consent of the Company and the Holder.

NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth herein and of other good and valuable consideration, the receipt and legal sufficiency of which they hereby acknowledge, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Section 3(b) of the Warrant is hereby deleted in its entirety and the following new section 3(b) is inserted in lieu thereof:

“b)           Subsequent Equity Sales.  From the Issue Date until such date immediately following the earlier to occur of (i) the date the Company completes an equity financing, in a single transaction or a series of related transactions, resulting in cumulative gross proceeds actually received by the Company of at least $20,000,000, or (ii) the date on which, for 25 Trading Days during any 30 consecutive Trading Days period, (x) the VWAP for each of the 25 Trading Days exceeds $6.50 (subject to adjustment for forward and reverse stock splits and the like) and (y) the daily dollar trading volume for each Trading Day during such 30 consecutive Trading Days period exceeds $350,000 per Trading Day, unless the Holder shall have otherwise given prior written consent, neither the Company nor any Subsidiary, at any time while this Warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, issuance, grant or any option to purchase or other disposition thereof) any Common Stock or Common Stock Equivalents at an effective price per share less than the Exercise Price then in effect.  Notwithstanding the foregoing, the restrictions in this Section 3(b) shall not apply in respect of an Exempt Issuance.”

2. Except as specifically provided for herein, all terms of the original Warrant shall remain in full force and effect.

3. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Company and the Holder have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:

OXYGEN BIOTHERAPEUTICS, INC.

By:	/s/ Michael B. Jebsen
Name: Michael B. Jebsen
Title: Chief Financial Officer

HOLDER:

JP SPC 3 obo OXBT FUND, SP

By:	/s/ Gregory Pepin
Name: Gregory Pepin
Title: Fund Manager